Exhibit 99.1

For more information contact:

AT THE COMPANY	FINANCIAL RELATIONS BOARD
Patrick O’Sullivan	Claire Koeneman	Joe Calabrese
Vice President, Finance and Accounting	(Analyst Info)	(General Info)
(617) 247-2200	(312) 640-6745	(212) 827-3772
posullivan@heritagerealty.com

FOR IMMEDIATE RELEASE

HERITAGE PROPERTY INVESTMENT TRUST, INC. REPORTS

RESULTS FOR FOURTH QUARTER AND 2005 FULL YEAR

AND ANNOUNCES 2006 GUIDANCE

Boston, MA…February 15, 2006…Heritage Property Investment Trust, Inc. (NYSE:HTG) (“Heritage” or the “Company”), today reported results of operations for the quarter and year ended December 31, 2005.  Highlights included:

•      Diluted FFO per share of $0.68 for the quarter and $2.70 for the year

•      Diluted FFO per share of $0.69 for the quarter and $2.80 for the year, excluding impact of tax-offset provision and restatement costs

•      Same property net operating income growth (excluding lease termination fee income) of 2.1% for the quarter and 3.5% for the year

•      Dividend payment of $2.10 per share in 2005

•      Finalized agreement to sell eight shopping centers, including entire Nebraska and South Dakota shopping center portfolio

•      Reached tentative agreement for capital raising joint venture platform

•      Achieved increase over prior rents within our shopping center portfolio of 6.6% for the quarter and year

•      Board of Directors authorized $50 million common stock repurchase program

“We are extremely pleased with the progress we made in 2005 in executing our business plan,” stated Thomas C. Prendergast, Chairman, President and Chief Executive Officer.  “Our core portfolio continued its strong performance and momentum from 2004 and produced solid same store results once again.  We are also pleased with our investment activity, as we added seven high quality shopping centers in excellent markets.  Lastly, we made great strides in advancing our joint venture and capital recycling initiatives, which will position us for growth in 2006 and beyond.”

FINANCIAL RESULTS

The results set forth in this release reflect the impact of the Company’s previously announced restatement of its financial statements for the quarter and year ended December 31, 2004.

For the three months ended December 31, 2005, Funds From Operations (FFO), a widely accepted measure of REIT performance, was $33.1 million, or $0.68 per share, as compared to $28.8 million, or $0.61 per share, for the same period in 2004.  Net income attributable to common shareholders was $6.6 million for the three months ended December 31, 2005, or $0.14 per share, as compared to $6.8 million, or $0.14 per share for the same period in 2004.

For the year ended December 31, 2005, FFO was $129.8 million, or $2.70 per share, as compared to $123.5 million, or $2.62 per share, for the year ended December 31, 2004.  Net income attributable to common shareholders was $29.6 million, or $0.62 per share, for the year ended December 31, 2005 as compared to $39.3 million, or $0.84 per share, for the year ended December 31, 2004.

For the three and twelve months ended December 31, 2005, both FFO and net income attributable to common shareholders include a reduction of approximately $0.1 million, or less than $0.01 per share, and $4.9 million, or $0.10 per share, respectively, reflecting the impact of the tax-offset provision that gave rise to the restatement and the costs of the restatement itself.  For the three and twelve months ended December 31, 2004, both FFO and net income attributable to common shareholders include a reduction of approximately $4.2 million, or $0.09 per share, and $5.5 million, or $0.12 per share, respectively, reflecting the impact of the tax-offset provision.

All per share amounts are stated on a diluted basis.  In the opinion of management, all adjustments considered necessary for a fair presentation of these reported results have been made.

BALANCE SHEET POSITION

As of December 31, 2005, Heritage’s market capitalization was $3.1 billion, including an aggregate of $1.5 billion of indebtedness, resulting in a debt-to-total market capitalization ratio of approximately 47.6%.  Heritage’s indebtedness had a weighted average interest rate of 6.18% with an average maturity of 4.2 years.  Approximately 57% of the Company’s total debt is unsecured debt.  As of December 31, 2005, $328 million was outstanding under the Company’s $400 million line of credit.

PORTFOLIO OVERVIEW

General

As of December 31, 2005, Heritage had a shopping center portfolio of 171 properties, located in 30 states and totaling approximately 35.0 million square feet of total gross leasable area, of which 28.7 million square feet is company-owned gross leasable area.

Leasing Activity

During the fourth quarter of 2005, the Company executed 179 leases (new and renewed), for 934,000 square feet in the Company’s shopping center portfolio.  In doing so, the Company achieved a 6.6% increase over prior rents on a cash basis from $8.83 per square foot to $9.42 per square foot.  For the full year 2005, the Company signed 663 leases (new and renewed), for 2.7 million square feet in the Company’s shopping center portfolio.  In doing so, the Company achieved a 6.6% increase over prior rents on a cash basis from $10.82 per square foot to $11.54 per square foot.

At December 31, 2005, the percentage of the Company’s portfolio leased was 92.4%.  At September 30, 2005, the Company’s portfolio was 92.5% leased.

Same Property Operating Results

With respect to the properties owned and operated by the Company for the three and twelve months ended December 31, 2005 and 2004, same property net operating income increased as follows:

Same Property Operating Data

(in thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2005	2004		2005	2004
Real estate revenue	$85,341	$83,871		$328,776	$320,496
Operating expenses	(25,737)	(24,147)		(95,804)	(93,611)
Net Operating Income	59,604	59,724	-0.2%	232,972	226,885	2.7%

Less: Lease termination income	(53)	(1,408)		(424)	(2,124)
Net Operating Income, as adjusted	$59,551	$58,316	2.1%	$232,548	$224,761	3.5%

INVESTMENT ACTIVITY

2005 Investment Activity

During 2005, the Company acquired seven shopping centers, totaling approximately 1.3 million square feet, of which approximately 709,000 square feet is Company-owned gross leaseable area.  These shopping centers are located in Manchester, Connecticut, Parlin/Old Bridge Township, New Jersey and Simpsonville, South Carolina.  The total purchase price paid for these properties was approximately $143 million, including approximately $29 million of assumed mortgage indebtedness and operating partnership units valued at approximately $6 million in one of the Company’s operating subsidiaries.  The centers are an aggregate 97% leased and the anchors and major tenants include Super Target, Best Buy, TJ Maxx, Marshalls, Bed Bath & Beyond, Sports Authority, Borders Books, Office Max, A.C. Moore, Petco, Modell’s Sporting Goods, Ross Dress for Less, CVS and Pier 1 Imports.

In 2005, the Company’s joint venture with Intercontinental Real Estate Corporation acquired Skillman Abrams, a 133,000 square foot shopping center in Dallas, Texas for a total purchase price of approximately $20 million.

Recent Investment Activity

Capital Raising Joint Venture Platform

As previously announced, Heritage has been exploring capital raising joint venture opportunities involving an initial contribution of certain existing assets and the funding of future shopping center acquisitions.  Heritage is pleased to report that it has reached a tentative agreement with a partner regarding the principal terms of a joint venture.  Assuming a final agreement is reached, the Company anticipates completing the joint venture in the second quarter of 2006.

In connection with the formation of the joint venture, Heritage will contribute no more than four of its existing shopping centers.  The identity of, and aggregate purchase price for, these contributed properties are not being disclosed pending the completion of the transaction.

In addition to the properties to be contributed at closing by Heritage, the joint venture will acquire stable, well-located grocer-anchored retail community or neighborhood shopping centers primarily located in Top 50 Metropolitan Statistical Areas of the United States.  Heritage anticipates that the joint venture will be the primary vehicle through which Heritage will acquire stabilized retail properties.  Heritage will contribute 20% of the equity capital and will manage the joint venture and its properties and will receive fees for acquisitions, financing, property management, leasing, construction management and disposition of the assets as well as have the opportunity to receive current performance-based incentives.

“We are very excited about the opportunity to establish a joint venture of this magnitude,” said Mr. Prendergast.  “It will enable us to acquire strong retail properties in an accretive manner while allowing us to leverage our operational capabilities to the benefit of both joint venture partners.  We are also pleased to seed the joint venture with some of our own existing assets, giving the joint venture a platform from which to grow while allowing us to take advantage of favorable market-pricing conditions.”

River East Center, Chicago, Illinois

In January 2006, Intercontinental Real Estate Corporation acquired River East Center, a mixed-use property located in Chicago, Illinois, and engaged Heritage to provide property management services at the property.  River East includes 250,000 square feet of retail space and a parking garage.

Sale of Nebraska Portfolio

In late January 2006, Heritage finalized an agreement to sell eight shopping centers.  The shopping centers are being sold as a portfolio to a single buyer and constitute all of the Company’s centers in Nebraska and South Dakota.  The transaction is expected to be completed by the end of the first quarter.  As of the date of this press release, the buyer has completed its due diligence of the properties.  The purchase price for the sale is not being disclosed pending completion of the transaction.

“I am very pleased to announce our agreement to sell eight shopping centers.  These centers do not meet the Company’s long-term ownership criteria and are located within markets that are not part of the Company’s future strategic direction,” said Mr. Prendergast.  “This transaction represents an excellent opportunity to execute our capital recycling strategy and take advantage of favorable pricing.”

CAPITAL MARKETS ACTIVITY

Stock Buyback Program

Heritage also announced that its Board of Directors has authorized a common stock repurchase program under which the Company may purchase up to $50 million of its common stock over the next twelve months as market conditions warrant.  The shares may be repurchased in the open market or in privately negotiated transactions.  The Company anticipates that it may use a portion of the proceeds of its Nebraska portfolio sale to repurchase its stock.

Bridge Loan

On November 28, 2005, the Company entered into a $100 million term loan or “bridge loan” with Wachovia Investment Holdings, LLC, as agent, and certain other financial institutions, expiring August 28, 2006, subject to a two year extension.  As of December 31, 2005, $50 million was left to be drawn upon under the bridge loan.  Amounts borrowed under the bridge loan bear interest at either the lender’s base rate or a floating rate based on a spread over LIBOR ranging from 55 basis points to 115 basis points, depending upon the Company’s debt rating.  The variable rate in effect at December 31, 2005 was 5.09%.  This bridge loan also has a facility fee based on the amount committed ranging from 12.5 to 25 basis points, depending upon the Company’s debt rating, and requires quarterly payments.  The bridge loan will provide the Company with additional flexibility in funding short-term growth opportunities and working capital needs.

Interest Rate Hedge

During the fourth quarter 2005, the Company entered into $150 million of forward-starting interest rate swaps with a fixed rate of 5.019%.  The Company entered into the interest rate swap contracts designated and qualifying as cash flow hedges.  The purpose of these forward swaps is to mitigate the risk of changes in forecasted interest payments on $150 million of ten-year fixed-rate financing, anticipated to be obtained in the second or third quarter of 2006.

DIVIDEND PAYMENT

On January 17, 2006, the Company paid its regular quarterly dividend of $0.525 per common share to shareholders of record on December 30, 2005.  For 2005, the Company paid regular dividends of $2.10 per share.

2006 EARNINGS GUIDANCE

Given the current economic outlook and management’s expectations with respect to its portfolio performance and level of investment and capital recycling activity, the Company anticipates 2006 FFO per share on a diluted basis to be in the range of $2.80 to $2.88.  The foregoing estimates do not include possible future gains or losses from property dispositions, the effect of any prepayment of indebtedness in connection with property dispositions or the impact of any impairments of real estate.  These events may negatively and materially impact both net income and FFO.  A reconciliation of management’s projections from earnings per diluted common share to FFO per diluted common share is included in this release.

CONFERENCE CALL

Members of Heritage’s senior management will host a conference call on Thursday, February 16, 2006, at 10:00 a.m., ET, to discuss the Company’s fourth quarter and full year results.  Stockholders, analysts and other interested parties may participate in this conference call by dialing 800-218-0530 or 303-262-2140 at least five minutes before the scheduled start time.  Investors can also access the call via the Internet at the Company’s website, www.heritagerealty.com.  To listen to a live broadcast, access this site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

A replay of the conference call will be available after the call through February 23, 2006 by accessing the Company’s website at http://www.heritagerealty.com or by dialing 800-405-2236 or 303-590-3000, pass-code 11050207.

ABOUT HERITAGE PROPERTY INVESTMENT TRUST, INC.

Heritage is a fully integrated, self-administered and self-managed REIT traded on the New York Stock Exchange under the symbol “HTG”.  Heritage is one of the largest owners and operators of neighborhood and community shopping centers in the United States.  Heritage focuses on grocer-anchored shopping centers with multiple anchors.  Heritage is headquartered in Boston, Massachusetts and has an additional 16 regional offices located in the Eastern, Midwestern and Southwestern United States.  For more information about Heritage, please refer to Heritage’s website, www.heritagerealty.com.

A copy of Heritage’s fourth quarter 2005 “Supplemental Operating and Financial Data” is available on the Investor Relations section of the Company’s website at www.heritagerealty.com.  These materials are also available by written request to:

Investor Relations

Heritage Property Investment Trust, Inc.

131 Dartmouth St.

Boston, MA 02116

SAFE HARBOR LANGUAGE

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  The forward-looking statements reflect the Company’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and that could materially affect actual results.  The factors that could cause actual results to differ materially from current expectations include risks detailed from time to time in filings with the Securities and Exchange Commission.  The forward-looking statements contained herein represent the Company’s judgment as of the date of this release, and the Company cautions readers not to place undue reliance on such statements.

HERITAGE PROPERTY INVESTMENT TRUST, INC.

Consolidated Balance Sheets

December 31, 2005 and 2004

(Unaudited and in thousands of dollars)

	December 31, 2005	December 31, 2004
Assets
Real estate investments, net	$2,305,402	$2,222,638
Cash and cash equivalents	—	6,720
Accounts receivable, net of allowance for doubtful accounts of $10,585 in 2005 and $9,583 in 2004	54,077	41,148
Prepaids and other assets	30,219	24,488
Investments in unconsolidated joint ventures	5,211	3,406
Deferred financing and leasing costs	63,320	54,150
Total assets	$2,458,229	$2,352,550

Liabilities and Shareholders’ Equity
Liabilities:
Mortgage loans payable	$630,819	$649,040
Unsecured notes payable	449,964	449,763
Line of credit facility	328,000	196,000
Bridge loan payable	50,000	—
Accrued expenses and other liabilities	96,286	99,955
Accrued distributions	25,224	24,915
Total liabilities	1,580,293	1,419,673

Minority Interests:
Exchangeable limited partnership units	17,125	13,008
Other minority interest	—	2,425
Total minority interests	17,125	15,433

Shareholders’ equity:
Common stock, $.001 par value; 200,000,000 shares authorized; 47,385,995 and 46,934,285 shares issued and outstanding at December 31, 2005 and 2004, respectively	47	47
Additional paid-in capital	1,174,855	1,160,081
Cumulative distributions in excess of net income	(309,219)	(239,403)
Unearned compensation	(3,672)	(2,775)
Other comprehensive loss	(1,200)	(506)
Total shareholders’ equity	860,811	917,444
Total liabilities and shareholders’ equity	$2,458,229	$2,352,550

HERITAGE PROPERTY INVESTMENT TRUST, INC.

Consolidated Statements of Operations

Year ended December 31, 2005 and 2004

(Unaudited and in thousands, except per-share data)

	2005	2004
Revenue:
Rentals and recoveries	$350,345	$325,947
Interest, other, and joint venture fee income	1,071	993
Total revenue	351,416	326,940

Expenses:
Property operating expenses	49,910	45,954
Real estate taxes	51,934	48,973
Depreciation and amortization	100,411	88,678
Interest	86,435	77,269
General and administrative	32,828	29,668
Total expenses	321,518	290,542
Income before gain on sale of marketable securities and real estate investment	29,898	36,398
Gain on sale of marketable securities	8	529
Gain on sale of real estate investment	—	28
Income before equity in (loss) income from unconsolidated joint ventures and allocation to minority interests	29,906	36,955
Equity in (loss) income from unconsolidated joint ventures	(77)	86
Income allocated to exchangeable limited partnership units	(241)	(206)
Income allocated to Series B & C Preferred Units	—	(2,176)
Income before discontinued operations	29,588	34,659
Discontinued Operations:
Income from discontinued operations	—	696
Gains on sales of discontinued operations	—	3,958
Income from discontinued operations	—	4,654
Net income attributable to common shareholders	$29,588	$39,313

Basic per-share data:
Income before discontinued operations	$0.63	$0.75
Income from discontinued operations	—	0.10
Income attributable to common shareholders	$0.63	$0.85
Weighted average common shares outstanding	46,888	46,385

Diluted per-share data:
Income before discontinued operations	$0.62	$0.74
Income from discontinued operations	—	0.10
Income attributable to common shareholders	$0.62	$0.84
Weighted average common and common equivalent shares outstanding	48,176	47,288

HERITAGE PROPERTY INVESTMENT TRUST, INC.

Consolidated Statements of Operations

Three Months ended December 31, 2005 and 2004

(Unaudited and in thousands, except per-share data)

	2005	2004
Revenue:
Rentals and recoveries	$90,835	$84,173
Interest, other, and joint venture fee income	287	442
Total revenue	91,122	84,615

Expenses:
Property operating expenses	13,226	12,158
Real estate taxes	13,969	12,043
Depreciation and amortization	26,387	23,137
Interest	23,042	20,114
General and administrative	7,530	11,446
Total expenses	84,154	78,898
Income before gain on sale of real estate investment	6,968	5,717
Gain on sale of real estate investment	—	3
Income before equity in (loss) income from unconsolidated joint ventures and allocation to exchangeable limited partnership units	6,968	5,720
Equity in (loss) income from unconsolidated joint ventures	(296)	72
Income allocated to exchangeable limited partnership units	(59)	(28)
Income before discontinued operations	6,613	5,764
Discontinued Operations:
Income from discontinued operations	—	61
Gains on sales of discontinued operations	—	970
Income from discontinued operations	—	1,031
Net income attributable to common shareholders	$6,613	$6,795

Basic per-share data:
Income before discontinued operations	$0.14	$0.13
Income from discontinued operations	—	0.02
Income attributable to common shareholders	$0.14	$0.15
Weighted average common shares outstanding	47,013	46,581

Diluted per-share data:
Income before discontinued operations	$0.14	$0.12
Income from discontinued operations	—	0.02
Income attributable to common shareholders	$0.14	$0.14
Weighted average common and common equivalent shares outstanding	48,503	47,695

Heritage Property Investment Trust, Inc.

Calculation of Funds from Operations

(Unaudited and in thousands of dollars)

	Year Ended December 31,
	2005	2004

Net income	$29,588	$39,313
Add (deduct):
Depreciation and amortization (real-estate related)
Continuing operations	99,738	87,869
Discontinued operations	—	314
Pro-rata share of unconsolidated joint venture depreciation	440	13
Net gains on sales of real estate investments and equipment	—	(3,986)

Funds from Operations	$129,766	$123,523

	Three Months Ended December 31,
	2005	2004

Net income	$6,613	$6,795
Add (deduct):
Depreciation and amortization (real-estate related)
Continuing operations	26,233	22,959
Discontinued operations	—	36
Pro-rata share of unconsolidated joint venture depreciation	300	11
Net gains on sales of real estate investments and equipment	—	(973)

Funds from Operations	$33,146	$28,828

 We calculate Funds from Operations in accordance with the best practices described in the April 2001 National Policy Bulletin of the National Association of Real Estate Investment Trusts, referred to as NAREIT, and NAREIT’s 1995 White Paper on Funds from Operations.  The White Paper defines Funds From Operations as net income (loss) (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), excluding gains (or losses) from extraordinary items and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Given the nature of our business as a real estate owner and operator, we believe that FFO is helpful to investors as a starting point in measuring our operational performance because it excludes various items included in net income that do not relate to, or are not indicative of, our operating performance, such as gains (or losses) from sales of real estate investments and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult.  However, FFO (i) should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance, (ii) is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, and (iii) is not indicative of funds available to fund our cash needs, including our ability to make distributions.  Our computation of FFO may differ from the methodology utilized by other equity REITs to calculate FFO and, therefore, may not be comparable to other REITs.

Heritage Property Investment Trust, Inc.

Reconciliation of Net Operating Income

(Unaudited and in thousands of dollars)

	Years ended December 31,
	2005	2004

Net operating income	$248,501	$231,020
Add:
Interest, other, and joint venture fee income	1,071	993
Gain on sale of marketable securities	8	529
Gains on sales of real estate investments	—	28
Equity in (loss) income from unconsolidated joint ventures	(77)	86
Income from discontinued operations	—	696
Gains on sales of discontinued operations	—	3,958
Deduct:
Depreciation and amortization	100,411	88,678
Interest	86,435	77,269
General and administrative	32,828	29,668
Income allocated to exchangeable limited partnership units	241	206
Income allocated to Series B and C Preferred Units	—	2,176

Net income attributable to common shareholders	$29,588	$39,313

	Three months ended December 31,
	2005	2004

Net operating income	$63,640	$59,972
Add:
Interest, other, and joint venture fee income	287	442
Gains on sales of real estate investments	—	3
Equity in (loss) income from unconsolidated joint ventures	(296)	72
Income from discontinued operations	—	61
Gains on sales of discontinued operations	—	970
Deduct:
Depreciation and amortization	26,387	23,137
Interest	23,042	20,114
General and administrative	7,530	11,446
Income allocated to exchangeable limited partnership units	59	28

Net income attributable to common shareholders	$6,613	$6,795

 Net operating income, or “NOI,” is a non-GAAP financial measure equal to net income available to common shareholders (the most directly comparable GAAP financial measure), plus accretion of redeemable equity, preferred stock distributions, minority interest in Bradley Operating Limited Partnership, net derivative losses (gains), losses (gains) on investments in securities, losses from prepayment of debt, general and administrative expense, depreciation and amortization, and interest expense, less income from discontinued operations, gains (losses) on sales of real estate investments and equipment and interest and other income.

We use NOI internally, and believe NOI provides useful information to investors, as a performance measure in evaluating the operating performance of our real estate assets.  This is because NOI reflects only those income and expense items that are incurred at the property level and excludes certain components from net income in order to provide results that are more closely related to a property’s results of operations.  Our presentation of NOI may not be comparable to NOI reported by other REITs that define NOI differently.  We believe that in order to obtain a clear understanding of our operating results, NOI should be examined in conjunction with net income as presented in our consolidated financial statements.  NOI should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions.

Heritage Property Investment Trust, Inc.

Reconciliation of Projected Diluted Net Income Per Common Share to

Projected Funds From Operations Per Common Share

	Projected Range Full Year 2006
	Low	High

Projected diluted net income per share	$0.61	$0.66
Projected depreciation and amortization (real estate related)	2.18	2.20
Pro-rata share of unconsolidated joint venture depreciation	0.01	0.02
Projected FFO per diluted share	$2.80	$2.88

 The foregoing estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and earnings impact of the events referenced in this release.  These estimates may be subject to fluctuations as the result of several factors, including changes in the recognition of depreciation and amortization expense, gains or losses associated with disposition activity, the effect of any prepayment of indebtedness in connection with property dispositions and the impact of any impairments of real estate.  The Company is not able to assess at this time the potential impact of these factors, which may negatively and materially impact both net income and FFO.  By definition, FFO does not include real estate-related depreciation and amortization or gains or losses associated with disposition activities.  There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.